Exhibit 99.1

SUNPOWER BUSINESSES

COMBINED FINANCIAL STATEMENTS

For the Thirty-Nine Weeks ended September 29, 2024

and

For the Fiscal Year ended December 31, 2023

Independent Auditor’s Report

The Audit Committee of the Board of Directors

Complete Solaria, Inc.

45700 Northport Loop East

Freemont, California, 94538, USA

Opinion

We have audited the combined financial statements of the SunPower Businesses (the Company), which comprise the combined balance sheets as of September 29, 2024 and December 31, 2023, and the related combined statements of operations, net parent investment, and cash flows for the 39 weeks ended September 29, 2024 and the year ended December 31, 2023, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of September 29, 2024 and December 31, 2023, and the results of its operations and its cash flows for the 39 weeks ended September 29, 2024 and the year ended December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the combined financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the combined financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Atlanta, GA

December 16, 2024

SUNPOWER BUSINESSES COMBINED BALANCE-SHEET

(In thousands)

	As of
	September 29, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,863	$3,830
Accounts receivable, net of allowance for doubtful accounts of $4,203 and $4,346 as of September 29, 2024 and December 31, 2023	42,294	32,078
Contract assets	35,759	27,945
Inventories	11,432	7,623
Prepaid expenses and other current assets	59,244	76,906
Total current assets	150,592	148,382

Property and equipment, net	9,557	11,757
Operating lease right-of-use assets	2,507	3,055
Goodwill	22,070	125,998
Other intangible assets, net	-	8,687
Other noncurrent assets	640	530
Total asset	$185,366	$298,409

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Accounts payable	$69,047	$64,492
Accrued liabilities	32,584	32,674
Operating lease liabilities, current portion	908	838
Contract liabilities	19,058	19,117
Total current liabilities	121,597	117,121

Operating lease liabilities, net of current portion	2,055	2,746
Other long-term liabilities	8,980	11,208
Total liabilities	132,632	131,075

Net parent investment	52,734	167,334
Total liabilities and net parent investment	$185,366	$298,409

SUNPOWER BUSINESSES COMBINED STATEMENT OF OPERATIONS

(In thousands)

	Thirty-Nine Weeks Ended	Fiscal Year Ended
	September 29, 2024	December 31, 2023
Revenues	$273,118	$610,035
Cost of revenues	173,062	345,217
Gross margin	100,056	264,818
Operating expenses:
Sales, general, and administrative	219,932	290,693
Loss on goodwill impairment	103,926	-
Research and development expenses	3,961	8,830
Total operating expenses	327,819	299,523
Operating loss	(227,763)	(34,705)
Interest expense	(285)	(436)
Other expense, net	(12)	(28)
Loss before income taxes	(228,060)	(35,169)
Benefit from (provision for) income taxes	572	(267)
Net loss	$(227,488)	$(35,436)

SUNPOWER BUSINESSES COMBINED STATEMENT OF NET PARENT INVESTMENT

(In thousands)

Net Parent Investment
As of January 1, 2023	$135,360
Net loss	(35,436)
Stock-based compensation	7,093
Change in net parent investment	60,317
As of December 31, 2023	$167,334
Net loss	(227,488)
Stock-based compensation	2,777
Change in net parent investment	110,111
As of September 29, 2024	$52,734

SUNPOWER BUSINESSES COMBINED STATEMENT OF CASH FLOWS

(In thousands)

	Thirty-Nine Weeks Ended September 29, 2024	Fiscal Year Ended December 31, 2023
Cash flows from operating activities:
Net loss	$(227,488)	$(35,436)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,646	10,944
Deferred tax (benefit) expense	(572)	267
Gain on disposal of fixed assets	(44)	(777)
Loss on goodwill impairment	103,926	-
Loss on intangible asset impairment	3,950	-
Stock-based compensation	2,777	7,093
Changes in operating assets and liabilities:
Accounts receivable	(10,216)	(5,235)
Contract assets	(7,814)	14,416
Inventories	(3,809)	5,219
Prepaid expenses and other assets	17,662	(14,311)
Operating lease right-of-use assets	548	732
Accounts payable and other accrued liabilities	4,555	(23,138)
Contract liabilities	(59)	(12,247)
Operating lease liabilities	(621)	(622)
Other current liabilities	1,643	(6,538)
Other long-term assets	(108)	(191)
Other long-term liabilities	(1,386)	(1,482)
Net cash used by operating activities	(108,410)	(61,306)
Cash flows from investing activities:
Purchases of property and equipment	(1,935)	(2,787)
Net cash used in investing activities	(1,935)	(2,787)
Cash flows from financing activities:
Payments for financing leases	(1,733)	(2,311)
Investment from parent	110,111	60,317
Net cash provided by financing activities	108,378	58,006
Net decrease in cash, and cash equivalents	(1,967)	(6,087)
Cash, and cash equivalents, beginning of period	3,830	9,917
Cash, and cash equivalents, end of period	$1,863	$3,830

Reconciliation of cash, and cash equivalents, cash to the combined balance sheets:
Cash and cash equivalents, current portion	1,863	3,830
Cash and cash equivalents, net of current portion	-	-
Total cash, and cash equivalents	$1,863	$3,830
Supplemental cash flow information
Cash paid for interest expenses	$285	$436
Noncash financing activities
Acquisition of vehicle financing leases	$270	$3,859

SUNPOWER BUSINESSES

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Note 1. BUSINESS AND ORGANIZATION

Description of Business and Organization

SunPower Corporation (“SunPower” or the “Parent”) sold its Blue Raven Solar business, certain assets from its New Homes business, and its Non-Installing Dealer network (“SunPower Business” or the “Company”, “we,” “us,” or “our”) on September 30, 2024 to Complete Solaria, Inc. (“CSLR”) for cash consideration of $52.7 million.

SunPower Businesses, a carve-out business of SunPower Corporation, is a solar technology and energy services provider that offers fully integrated solar, storage, and home energy solutions to customers in the United States through an array of hardware, software, and “Smart Energy” solutions.

Blue Raven Solar

Blue Raven Solar (“BRS”) was a wholly owned subsidiary of SunPower Corporation. It is a fully-integrated originator and installer of homeowner-owned residential solar systems in America. Blue Raven’s product strategy is to focus exclusively on homeowner owned solar instead of Power Purchase Agreements or leased products which avoids reliance on federal incentives such as incentive tax credits. Blue Raven relies on a network of third-party financiers that extend loans to homeowners who wish to finance their solar system.

New Home Business

SunPower’s New Homes (“NH”) business sales channel executes agreements between SunPower and new home construction companies whereby SunPower supplies solar solutions to the home construction company so that buyers of new homes built by the home construction company include solar panels, charging stations and other solar-related power generation solutions.

Non-Installing Dealer Network

The Non-Installing Dealer (“ND”) business sales channel involves the sale of SunPower’s Solar Solutions to third-party dealers and resellers that markets and sells the SunPower Solar Solutions to end customers, with SunPower undertaking the actual installation and maintenance of the installed Solar Solutions.

Basis of Presentation and Preparation of Combination

The Company historically operated as consolidated business of SunPower Corporation (together with its subsidiaries). As such, separate financial statements have not historically been prepared for the Company. The combined financial statements have been derived from the consolidated financial statements and accounting records of SunPower Corporation and include Blue Raven Solar, LLC and its subsidiaries. These combined financial statements as of the thirty-nine weeks ended September 29, 2024 and fiscal year December 31, 2023 and for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023 and the combined notes to the financial statements are presented as carve-out financial statements and reflect the combined historical results of operations, balance sheet and cash flows of the Company in conformity with U.S. generally accepted accounting principles in the United States (“United States” or “U.S.,” and such accounting principles, “U.S. GAAP”).

The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect the results of operations, financial position and cash flow would have been had it operated as a separate, stand-alone SunPower businesses during the periods presented. Intercompany balances and transactions within the Company have been eliminated in these combined financial statements, refer to Note 4. Related Party Transactions for additional details. Certain transactions between the Company and SunPower Corporation have been included in these combined financial statements. These transactions do not traditionally settle on a regular basis and are reflected as net parent investment within the statement of net parent investment in the combined financial statements.

The combined balance sheet reflects among other things, all of the assets and liabilities that are specifically identifiable as being directly attributable to the Company, including net parent investment. Net parent investment represents SunPower’s historical investment in the Company and includes the accumulated deficit and the net effect of transactions with SunPower.

Our combined statement of operations include revenues and cost of revenues directly attributable and allocated to the Company including shared overhead costs such as facilities, support functions and services used by the Company. The Company relied on SunPower’s corporate, shared services, financing and supply chain functions for its business. Therefore, certain corporate and shared costs have been allocated to the Company including: (i) certain costs related to support functions that are provided on a centralized basis within SunPower, including expenses for executive oversight, treasury, tax, finance, legal, human resources, compliance, information technology, selling, research and development and other corporate functions and (ii) certain supply chain costs incurred by SunPower, including operation & maintenance, quality, product sourcing, engineering, and other supply chain support functions. These expenses have been allocated to the Company based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method primarily based on revenue or other allocation methods depending on the nature of the services.

Where allocations of SunPower Corporate overhead amounts were necessary, management believes the allocation of these amounts were determined on a reasonable basis, reflecting all of the costs of the Company and consistently applied in the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred had the Company operated as a separate stand-alone entity during the periods presented.

SunPower utilized a centralized approach to treasury, cash management, operation and maintenance of solar systems and financing its operations. The cash and cash equivalents held by SunPower at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s combined balance sheet. Cash in the combined balance sheet represents cash held by legal entities of the Company that are specifically attributable to the Company. SunPower’s external debt and related expense have not been attributed to the Company for the periods presented because SunPower’s borrowings are neither directly attributable to the Company nor is the Company the legal obligor of such borrowings. Customer warranty obligations arising from the New Homes and Non-Installing Dealer businesses are legally the responsibility of SunPower Corporation and deemed not enforceable to the Company and as such are not presented within the combined financial statements. Any warranty represented on the combined balance sheet represents warranty obligation held by Blue Raven Solar.

Fiscal Periods

We have a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. Accordingly, every fifth or sixth year will be a 53-week fiscal year. The current fiscal period, September 29, 2024, is a 39-week reporting period. The prior fiscal year, fiscal 2023, is a 52-week fiscal year.

Summary of Significant Accounting Policies

Management Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities reported in these combined financial statements and accompanying notes. We base our estimates on historical experience and various other assumptions believed to be reasonable. Our actual financial results could materially differ from those estimates. Significant estimates in these combined financial statements include revenue recognition, specifically nature and timing of satisfaction of performance obligations, standalone selling price of performance obligations, and variable consideration; credit losses, including estimating macroeconomic factors affecting historical recovery rate of receivables; inventory and project asset write-downs, valuation of contingencies such as litigation; the incremental borrowing rate used in discounting of lease liabilities; the fair value of indemnities provided to customers and other parties; and income taxes and tax valuation allowances.

Going Concern

The Company’s combined financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business.  However, the Company has reoccurring losses and cash used in operations in the past two years.  This condition, among others, raises substantial doubt about the ability of the Company to continue as a going concern.

Cash Equivalents

Highly liquid investments with original or remaining maturities of ninety days or less at the date of purchase are considered cash equivalents. As of September 29, 2024 and December 31, 2023, the Company maintained cash balances of $3.6 million and $3.8 million, respectively, in excess of federally insured limits. There were no cash equivalents as of September 29, 2024 and December 31, 2023.

Concentration of Credit Risk

We are exposed to credit losses in the event of nonperformance by the counterparties to our financial. Financial and derivative instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, accounts receivable, and advances to suppliers. We regularly evaluate the credit standing of our counterparty financial institutions.

In addition, we recognize an allowance for credit loss at the time a receivable is recorded based on our estimate of expected credit losses, historical write-off experience, and current account knowledge, and adjust this estimate over the life of the receivable as needed. We evaluate the aggregation and risk characteristics of a receivable pool and develop loss rates that reflect historical collections, current forecasts of future economic conditions over the time horizon we are exposed to credit risk, and payment terms or conditions that may materially affect future forecasts.

We perform ongoing credit evaluations of our customers’ financial condition whenever deemed necessary. We maintain an allowance for doubtful accounts based on the expected collectability of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness and current economic trends. We believe that our concentration of credit risk is limited because of our large number of customers, credit quality of the customer base, small account balances for most of these customers, and customer geographic diversification.

As of and for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023, we had no customers that accounted for at least 10% of our accounts receivable balance and revenue.

Advertising Costs

The advertising costs are expensed as incurred, included in the combined income statement within Sales, general, and administrative expenses. Advertising costs incurred total $0.2 million and $0.7 million for the thirty-nine week period ended September 29, 2024 and the fiscal year ended December 31, 2023, respectively.

Contract Assets and Liabilities

Contract assets represent accounts receivable unbilled for transactions where revenue has been recognized in advance of billing the customer. Revenue may be recognized in advance of billing the customer, resulting in an amount recorded to “contract assets” or “accounts receivable, net” depending on the expected timing of payment for such unbilled accounts receivable. Once we have an unconditional right to consideration, we typically bill our customer and reclassify the “contract assets” to “accounts receivable, net.” Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer prior to transferring control of goods or services to the customer under the terms of a sales contract.

Inventories

Inventories are accounted for on a first-in-first-out basis and are valued at the lower of cost or net realizable value. We evaluate the realizability of our inventories, based on assumptions about expected demand and market conditions. Our assumption of expected demand is developed based on our analysis of bookings, sales backlog, sales pipeline, market forecast, and competitive intelligence. Our assumption of expected demand is compared to available inventory, production capacity, available third-party inventory, and growth plans. In addition, expected demand by geography has changed historically due to changes in the availability and size of government mandates and economic incentives.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of prepaid commissions by the Company to its sales representatives on solar panel system sales and installation for which cash has been paid, but the expenses has not yet been incurred. Deferred costs represent costs to fulfill a contract which are associated with the installation of solar panel systems that are not yet complete. These costs include the costs of acquiring needed system components and the cost of labor to install the related systems. These costs are recognized in cost of revenue when the related performance obligations are met.

Property and Equipment, net

Property and equipment, net are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as presented below. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Repairs and maintenance costs are expensed as incurred.

Useful Lives in Years
Leasehold improvements	1 to 20
Vehicles	5 to 7
Computer equipment and software	2 to 7
Furniture and fixtures	3 to 5

Lease Accounting

We determine if an arrangement is or contains a lease at inception. Our operating lease agreements are primarily for real estate and are included within operating lease right-of-use (“ROU”) assets and operating lease liabilities on the combined balance sheets. Our finance lease agreements are for vehicle finance leases and are included within property and equipment, net, accrued liabilities, and other long-term liabilities on the combined balance sheets. We elected the practical expedient to combine our lease and related non-lease components for all our leases.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Variable lease payments that do not depend on an index or rate are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. We use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. ROU assets also include any lease prepayments made and exclude lease incentives. Many of our lessee agreements include options to extend the lease, which we do not include in our minimum lease terms unless they are reasonably certain to be exercised. Rental expense for lease payments related to our operating and finance leases is recognized on a straight-line basis over the lease term. In addition, for our finance leases, we recognize the interest on the financing component related to the leases.

When events or changes in circumstances indicate that the carrying value of the right-of-use assets may not be recoverable, we compare its future undiscounted cash flow to the carrying value. If the carrying value exceeds the future undiscounted cash flow, an impairment loss is recognized to record the assets at fair value. Right-of-use assets, along with any other related long-lived assets, are periodically evaluated for impairment whenever events or circumstances indicate that their carrying values may not be fully recoverable. No impairment loss was recognized for either of the thirty-nine weeks ended September 29, 2024, and fiscal year ended December 31, 2023.

Accounts Receivables, Net

Accounts receivable are carried at original invoice amount less an allowance for doubtful accounts. Receivables consist of amounts due from third-party financing companies or from homeowners for solar panel systems installed and for which the Company has fulfilled its performance obligations under its contract. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable and is determined based on our historical collection experience, age of the receivable, knowledge of the customer and the condition of the general industry and economy.

We record changes in our estimate in the allowance for doubtful accounts through bad debt expense and relieve the allowance when the accounts are ultimately determined to be uncollectible. Bad debt expense is included in Sales, general, and administrative expenses within the Combined Statement of Operations.

Recoveries of accounts receivable previously written off are recorded when cash is received.

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Balance at the beginning of period	$4,347	$3,328
Bad debt expense	4,653	1,828
Write-off	(4,797)	(810)
Balance at end of period	$4,203	$4,346

Income Taxes

Deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and are measured using the enacted tax rates expected to be in effect during the year in which the basis difference reverses. Valuation allowances are provided against deferred tax assets when management cannot conclude that it is more likely than not that some portion or all deferred tax assets will be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

As applicable, interest and penalties on tax contingencies are included in “Benefit from (provision for) income taxes” in the combined statements of operations and such amounts were not material for any periods presented.

Revenue Recognition

Our revenue recognition policy follows guidance from Accounting Standards Codification 606, Revenue from Contracts with Customers (Topic 606) through the following five-step framework:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue is composed of solar power system and government or utility rebates and incentives. We recognize revenue from contracts with customers when we have completed our performance obligations under an identified contract. The revenue is recognized in an amount that reflects the consideration for the corresponding performance obligations for the goods and services transferred.

The revenue recognition standard requires the capitalization of certain incremental costs of obtaining a contract. These incremental costs are deferred until installation is completed.

Solar Power Systems Sales

A majority of our revenue is generated by sales of fully functioning solar power systems to our customers. We sell our products through a network of installing and non-installing dealers and resellers. Usually, our performance obligation is to design and install a fully functioning solar energy system. We recognize revenue when the solar power system is fully installed and the final permit is received from the authority having jurisdiction, as we deem our performance obligation under the contract to be complete at such time, and the customer retains all of the significant risks and rewards of ownership of the solar power system. Our costs to obtain and fulfill contracts, when recognized, associated with systems sales are expensed as sales, general, and administrative expense and cost of revenue, respectively. In addition, incentives we provide to our customers, such as discounts and rebates, are recorded net to the revenue we have recognized on the solar power system.

Revenue is generally recognized at transaction price, net of costs of financing, or other consideration paid to the customers that is not in exchange for a distinct good or service. Variable consideration is estimated at each measurement date at its most likely amount to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur and true-ups are applied prospectively as such estimates change.

Government or Utility Rebates and Incentives

The Company applies for and receives state, local, and utility rebates and solar renewable energy credits (SRECs) in certain jurisdictions for power generated by solar energy systems it has sold to customers. The Company retains control of the rights to future SRECs and sells the SRECs generated from qualifying solar energy systems to a public utility pursuant to a Renewable Energy Credit Agreement. The terms of the agreement allow for the Company to bill the public utility in advance for the total amount of SRECs anticipated to be generated from each qualifying solar energy system over a 15-year period, commencing from the date such solar energy systems have been interconnected to the local power grid and granted permission to operate. The total contract prices is based on an agreed upon price per credit. The Company is required to make a collateral deposit with the public utility equal to 5% of the total contract price. As part of the agreement, the Company guarantees that the total number of SRECs generated by all of the identified solar energy systems will equal or exceed a total estimated amount. A guarantee liability related to the minimum SREC guarantee is recognized as a reduction to the transaction price, with subsequent changes in the guarantee liability recognized as operating income or expense, rather than a change in the transaction price. The Company recognizes revenue related to the sale of SRECs upon delivery to the public utility. During the thirty-nine weeks ended September 29, 2024 and December 31, 2023, revenue recognized related to rebates and SRECs was $1.7 million and $2.6 million, respectively.

Cost of Revenues

We include the following in cost of revenues: product-related costs, warranty costs, installer and engineering personnel and logistics costs, solar energy system operations, monitoring, and maintenance costs, freight costs, inventory write-downs, lead acquisition costs, quality control, design and proposal services and customer support, and employee-related expenses associated with proposal and permitting services.

Stock-Based Compensation

We provide stock-based awards to our employees, executive officers, and directors through various equity compensation plans including our employee stock option and restricted stock plans. We measure and record compensation expense for all stock-based payment awards based on estimated fair values. The fair value of restricted stock awards and units is based on the market price of our common stock on the date of grant. The vesting period for the stock-based awards is typically five years. Under current accounting guidance, we have made a policy election to estimate forfeitures at the date of grant, and we update such estimate on an annual basis. Our estimate of forfeitures is based on our historical activity, which we believe is indicative of expected forfeitures. In subsequent periods if the actual rate of forfeitures differs from our estimate, the forfeiture rates are required to be revised, as necessary. Changes in the estimated forfeiture rates can have a significant effect on stock-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

We also grant performance share units to executive officers and certain employees that require us to estimate expected achievement of performance targets over the performance period. This estimate involves judgment regarding future expectations of various financial performance measures. If there are changes in our estimate of the level of financial performance measures expected to be achieved, the related stock-based compensation expense may be significantly increased or reduced in the period that our estimate changes.

Research and Development (“R&D”) Expenses

R&D expense consists primarily of salaries and related personnel costs, depreciation, and the cost of solar cell and solar panel materials and services used for the development of products, including experiments and testing. R&D costs are expensed as incurred, except for software development costs which qualify for capitalization.

Goodwill Impairment

We test goodwill impairment at least annually during the last day of the third fiscal quarter, or when events or changes in circumstances indicate that goodwill might be impaired. The evaluation of impairment is performed at the reporting unit level. We have the option to perform a qualitative assessment of goodwill prior to completing a quantitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including existing goodwill.

If goodwill is determined more likely than not to be impaired upon an initial assessment of qualitative factors, the next step is to compare the fair value of each reporting unit to its carrying value, including existing goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds its fair value. The amount of impairment is limited to the amount of goodwill allocated to the reporting unit.

In measuring the fair value of the reporting units, we make estimates and judgments about our future cash flows using a discounted cash flow or a transaction approach defined as Level 3 input under fair value measurement standards. The income approach, specifically a discounted cash flow analysis, includes assumptions for, among others, forecasted revenue, gross margin, operating income, working capital cash flow, perpetual growth rates and long-term discount rates, all of which require significant judgment by management. These assumptions also consider the current industry environment and the resulting impact on our expectations for the performance of our business. The transaction approach, utilizes consummated transactions from a market participant to support the fair value of the net assets of the reporting unit. In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of the impairment during the fiscal year in which the determination is made. Refer to Note 7. Goodwill and Other Intangible Assets for additional details on our goodwill impairment test performed during thirty-nine weeks ended September 29, 2024.

Accounting Pronouncements Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The objective of ASU 2023-09 is to enhance disclosures related to income taxes, including specific thresholds for inclusion within the tabular disclosure of income tax rate reconciliation and specified information about income taxes paid. ASU 2023-09 is effective for public companies starting in annual periods beginning after December 15, 2024. The Company is currently evaluating ASU 2023-09 to assess the impact to the Company’s income tax disclosures within the Company’s combined financial statements.

Note 2. REVENUE FROM CONTRACTS WITH CUSTOMERS

Our revenue for the thirty-nine weeks and the year ended September 29, 2024 and December 31, 2023 were $273.1 million and $610.0 million, respectively and consists mainly of solar power systems sales.

We recognize revenue from contracts with customers when we have completed our performance obligations under an identified contract. The revenue is recognized in an amount that reflects the consideration for the corresponding performance obligations for the goods and services transferred.

Revenue Disaggregation

(In Thousands)	Thirty-Nine Weeks Ended September 29, 2024	Fiscal Year Ended December 31, 2023
Revenue recognized at a point in time	$266,305	$602,199
Revenue recognized over time	6,813	7,836
	$273,118	$610,035

Contract Assets and Liabilities

Contract assets consist of unbilled receivables which represent revenue that has been recognized in advance of billing the customer, which is common for our residential cash and loan customers. Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer prior to transferring control of goods or services to the customer under the terms of a sales contract. Total contract assets and contract liabilities balances as of the respective dates are as follows:

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Contract assets	$35,759	$27,945
Contract liabilities	$19,058	$19,117

During the thirty-nine weeks ended September 29, 2024, we recognized revenue of $14.1 million that was included in contract liabilities as of December 31, 2023. During the year ended December 31, 2023, we recognized revenue of $27.6 million that was included in contract liabilities as of January 1, 2023.

Note 3. BALANCE SHEET COMPONENTS

Accounts Receivable, Net

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Accounts receivable, gross	$46,497	$36,424
Less: allowance for allowance for doubtful accounts	(4,203)	(4,346)
Accounts receivable, net	$42,294	$32,078

Inventories

The following table summarizes the components of inventories. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions to state inventory at the lower of cost or net realizable value.

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Finished goods	$8,142	$4,689
Raw materials	3,290	2,934
	$11,432	$7,623

The reserve for excess and obsolete inventory for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023, was approximately $3.8 million and $0.01 million, respectively.

Prepaid Expenses and Other Current Assets

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Deferred costs	$56,345	$75,145
Prepaid insurance	1,094	73
Other prepaid expenses	1,805	1,688
	$59,244	$76,906

Property and Equipment, Net

Property and equipment as of thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023, consisted of the following:

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Computer equipment	$2,048	$2,048
Software	6,597	4,669
Furniture and fixtures	1,563	1,563
Vehicles[1]	11,833	12,057
Leasehold improvement	69	69
Property and equipment, gross	22,110	20,406
Less: accumulated depreciation and impairment	(12,553)	(8,649)
Property and equipment, net	$9,557	$11,757

1.	Includes $8.7 million and $9.0 million of vehicles acquired via a financing lease as of September 29, 2024 and December 31, 2023, respectively.

Depreciation expense for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023, was approximately $3.9 million and $4.6 million, respectively.

Other Noncurrent Assets

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Security deposits	$134	$140
Other non-current assets	506	390
	$640	$530

Accrued Liabilities

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Payroll and employee benefits	$7,369	$7,241
Legal fees	3,900	1,518
Finance lease liability - current	2,047	2,066
Customer rebates	5,715	7,362
Other accrued liabilities	13,553	14,487
	$32,584	$32,674

Other Long-term Liabilities

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Finance lease liability – noncurrent	$2,459	$4,200
Asset retirement obligation liability	74	70
Other noncurrent liabilities	6,447	6,366
Deferred tax liabilities	-	572
	$8,980	$11,208

Note 4. RELATED PARTY TRANSACTIONS

The accompanying Combined Financial Statements are prepared on a stand-alone basis and are derived from SunPower Corporation’s consolidated financial statements and accounting records.

Transactions between the Company and the Parent have been classified as related-party transactions. All related party transactions between the Company and Parent have been included in these combined financial statements. On the combined balance sheet, all related party balances are presented in net parent investment in the combined balance sheet as there is not a history of settling these transactions using cash.

Corporate Overhead Allocations

SunPower performed certain corporate functions, including executive oversight, treasury, tax, finance, legal, human resources, compliance, information technology, selling, research and development and other corporate functions on behalf of the Company. The expenses associated with these functions have been allocated based on direct usage or benefit where specifically identifiable, with the remainder allocated on a proportional cost allocation method based primarily on revenue, as applicable. The Company considers the expense methodology and resulting allocation to be reasonable for the period presented; however, the allocations may not be indicative of actual expenses that would have been incurred had the Company operated as an independent company for the period presented. Actual costs incurred had the Company been a stand-alone company would depend on several factors, including the chosen organizational structure and functions outsourced or performed by employees.

Cash Management

The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as net parent investment. The Company historically has not regularly settled balances with SunPower Corporation and the Company has not funded its own operating and investing activities as this was done at the Parent.

Related Party Sales

There were no operational sales to or from SunPower for any of the periods presented.

Net Parent Investment

The Net Parent Investment for the thirty-nine weeks ended September 29, 2024 was $52,734.

The accompanying combined statement of net parent investment and combined statement of cash flows are prepared in accordance with U.S. GAAP. As a result of carveout methodology as described in the Basis of Presentation, differences exist related to noncash items between the combined statements of net parent investment and the combined statements of cash flows with regard to transfers to and from Parent.

The components of the net transfers to and from Parent as of thirty-nine weeks ended September 29, 2024 and twelve months ended December 31, 2023 are as follows:

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023
Corporate allocations	$332,084	$228,140
Transfers from subsidiary to parent	(221,973)	(167,823)
Total net transfers from Parent per Statement of Changes in Net Parent Investment	$110,111	$60,317

Note 5. COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In accordance with ASC 450, Contingencies, the Company accrues reserves for outstanding lawsuits, claims and proceedings when a loss contingency is probable and can be reasonably estimated. There are no losses that are probable, estimable or reasonably possible as of September 29, 2024 and December 31, 2023.

Note 6. LEASES

We lease certain facilities under non-cancellable operating leases from third parties. Our operating leases are subject to renewal options for periods ranging from one year to ten years. We also lease certain vehicle finance leases which are cancellable with a fee and subject to renewal options of month-to-month after the initial term, and recorded and presented within “property and equipment, net” on our combined balance sheets refer to Note 3. Balance Sheet Components for additional details.

We have disclosed quantitative information related to the lease contracts we have entered into as a lessee by aggregating the information based on the nature of asset such that the assets of similar characteristics and lease terms are shown within one single financial statement line item.

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023
Operating lease cost	$795	$835
Finance lease cost:
Amortization of leased assets in property and equipment	$1,487	$2,371
Interest on lease obligation	285	436
Total finance lease cost	$1,772	$2,807

The tables below present the summarized quantitative information with regard to facility and equipment lease contracts we have entered into:

The future minimum lease payments to be paid under non-cancellable leases in effect as of September 29, 2024, are as follows:

As of September 29, 2024	Operating Lease	Financing Lease

October – December 2024	$267	$577
2025	1,095	2,285
2026	1,128	1,749
2027	802	247
Total lease payments	3,292	4,858
Less: imputed interest	(329)	(352)
Total	$2,963	$4,506

Other information related to leases (Supplemental Cash Flows Information) as of thirty-nine weeks ended September 29, 2024, and Fiscal year ended December 31, 2023, are as follows:

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023

Cash paid for amounts included in the measurement of lease liabilities –cash flows from operating leases	$5,517	$7,356
Right-of-use assets obtained in exchange for new operating lease obligations	-	-
Weighted-average remaining lease term – operating leases	2.98	3.72
Weighted-average discount rate – operating leases	7%	7%
Cash paid for amounts included in the measurement of lease liabilities finance leases	1,733	2,311
Right-of-use assets obtained in exchange for new finance lease obligations	-	2,531
Weighted-average remaining lease term – finance leases	2.01	2.73
Weighted-average discount rate – finance leases	7%	7%

Note 7. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

On October 4, 2021, we entered into a Securities Purchase Agreement to acquire all of the issued and outstanding membership interests of Blue Raven Solar Holdings, LLC (“Blue Raven”) and 35% of the issued and outstanding membership interests in Albatross Software, LLC, an affiliate of Blue Raven. Goodwill presented on our combined financial statements of $126.0 million as of December 31, 2023 represents Goodwill resulting from the acquisition of Blue Raven.

We test goodwill impairment at least annually during the last day of the third fiscal quarter, or when events or changes in circumstances indicate that goodwill might be impaired. The evaluation of impairment involves comparing the current fair value of our reporting unit to the book value (including goodwill). We have performed a quantitative assessment of goodwill to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. After assessing the totality of events and circumstances, specifically, the distressed sale of SunPower Businesses as further discussed in Note 10. Subsequent Events, we concluded that as of September 29, 2024, it is more likely than the fair value of our single reporting unit with goodwill is less than the book value. As such, we performed a quantitative assessment utilizing the transaction method and recognized a $103.9 million goodwill impairment for the thirty-nine weeks ended September 29, 2024. The impairment is recognized in loss on goodwill impairment.

Other Intangible Assets

The following table represents our other intangible assets with finite useful lives as of December 31, 2023. The intangible assets were written off during the thirty-nine weeks ended September 29, 2024 and we recognized a $3.9 million impairment loss. The impairment is recognized in sales, general, and administrative expenses. Amortization expense was $4.7 million for the thirty-nine weeks ended September 29, 2024, prior to the recognition of the impairment charge, and $6.3 million for the twelve months ended December 31, 2023.

	As of December 31, 2023
(In Thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Developed technology	$3,700	$(2,775)	$925
Brand	15,800	(8,888)	6,912
Non-compete agreement	3,400	(2,550)	850
	$22,900	$(14,213)	$8,687

Note 8. INCOME TAXES

The income tax (benefit) expense has been calculated using the separate return method, which is meant to reflect how taxes would have been recorded had the Company filed its own return. The Company is not subject to examination by the U.S. federal and local income tax authorities due to the legal form of the sale of SunPower Businesses as described in Note 10. Subsequent Events.

As of the thirty-nine weeks ended September 29, 2024, and the fiscal year ended December 31, 2023, we recorded a net income tax (benefit) of $(572) thousand and expense of $267 thousand, respectively.

The components of the (benefit) expense for income taxes, net are as follows:

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023
Current:
Federal:	$-	$-
State:	-	-
Total current	$-	$-
Deferred:
Federal:	$(554)	$262
State:	(18)	5
Total deferred	(572)	267
Income tax (benefit) expense	$(572)	$267

Income tax (benefit) expense differed from the amount computed by applying the federal statutory income tax rate of 21% to pretax income for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023 as a result of the impact of state income taxes, add backs for allocated stock based compensation, and the related valuation allowance.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets or liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our deferred tax assets and liabilities are as follows:

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023
Deferred tax assets:
Net operating loss	$41,822	$13,448
Intangibles assets	29,943	2,880
Capitalized research costs	1,003	835
Stock based compensation	269	140
Deferred lease liability	769	917
Accruals and reserves	4,684	2,763
Property and equipment	489	-
Other	493	147
Gross deferred tax assets	79,472	21,130
Valuation allowance	(77,964)	(20,185)
Total deferred tax assets	1,508	945

Deferred tax liabilities:
Right of use asset	(651)	(781)
Property and equipment	-	(180)
Prepaid expenses	(857)	(556)
Total deferred tax liabilities	(1,508)	(1,517)
Net deferred tax assets (liabilities):	$-	$(572)

We have assessed our ability to realize its deferred tax assets and has recorded a valuation allowance against such assets to the extent that, based on the weight of all available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized. In assessing the likelihood of future realization of its deferred tax assets, we placed a significant amount of weight on the Company’s history of generating U.S. tax losses, including in the current year. The net change in the valuation allowance for the thirty-nine weeks ended September 29, 2024, was an increase of $57.8 million.

The net operating losses disclosed above were allocated within the carve-out financial statements based on historical losses and business operations of the SunPower Businesses, and are not available to Complete Solaria Inc. following the sale of SunPower Businesses to Complete Solaria, Inc. further described in Note 10. Subsequent Events.

The Company recognizes interest and penalties related to unrecognized tax benefits in the income tax (benefit) expense provision. We account for income tax uncertainties using a threshold of more-likely than-not. There were no unrecognized tax benefits as of September 29, 2024 and December 31, 2023 that if recognized, would effect the effective tax rate.

Note 9. STOCK-BASED COMPENSEATION

The following table summarizes the stock-based compensation expense by line item in our combined statements of operations:

(In Thousands)	Thirty-Nine Weeks Ended September 29, 2024	Fiscal Year Ended December 31, 2023
Cost of revenues	$501	$1,279
Sales, general, and administrative	2,276	5,814
	$2,777	$7,093

Note 10. SUBSEQUENT EVENTS

In preparing these combined financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through December 16, 2024, the date the combined financial statements were available to be issued.

On August 5, 2024, SunPower Corporation entered into an Asset Purchase Agreement (the “APA”) with Complete Solaria, Inc. (“CSLR”) providing for the sale and purchase of certain assets relating to SunPower’s Blue Raven Solar business and certain assets relating to the new homes and non-installing dealer network activities previously operated by SunPower (the “Acquired Assets”). The APA was entered into in connection with a voluntary petition filed by SunPower under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532 (“Bankruptcy Code”). The sale by SunPower was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. The Company completed the acquisition of the Acquired Assets effective September 30, 2024, in consideration for a cash purchase price of $52.7 million.